Exhibit 77(q)(1)(e)(9)

                                   SCHEDULE A

      The Series of ING Investors Trust (formerly The GCG Trust) as described in
Section 1 of the attached Portfolio Management Agreement, to which J.P. Morgan Investment Management Inc. shall act as Portfolio Manager is as follows:

ING JPMorgan Small Cap Equity Portfolio